January 25, 2024

Sky Quarry Inc.

707 W. 700 S. Suite 101

Woods Cross, UT 84087

Re:Sky Quarry Inc. Registration Statement on Form 1-A for an offering by the Company of up to 3,333,333 shares of Common Stock, Agent Warrants for the purchase of up to 166,667 shares of Common Stock, and up to 166,667 shares of Common Stock underlying Agent Warrants

Ladies and Gentlemen:

We have acted as counsel to Sky Quarry Inc., a Delaware corporation (the “Company”), in connection with the proposed offering by the Company of up to 3,333,333 shares of the Company’s Common Stock, Agent Warrants for the purchase of up to 166,667 shares of Common Stock, and up to 166,667 shares of Common Stock underlying Agent Warrants (the “Securities”) pursuant to the Company's Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

We have reviewed the Company's charter documents, the Offering Statement and the corporate proceedings taken by the Company in connection with the offer, issuance and sale of the Securities. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the original of such copies.

Based on such review, we are of the opinion that the Securities have been duly authorized and will be, when issued in the manner described in the Offering Statement, legally issued, fully paid and nonassessable. No opinion is being rendered hereby with respect to the truthfulness, accuracy or completeness of the Offering Statement or any portion thereof.

ONE UTAH CENTER • 201 SOUTH MAIN STREET, SUITE 2200

SALT LAKE CITY, UT 84111-2216 •TEL & FAX (801) 322-2516

Sky Quarry Inc.

January 25, 2024

We consent to the filing of this opinion letter as an exhibit to the Offering Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

CLYDE SNOW & SESSIONS

/s/ Brian A. Lebrecht

Brian A. Lebrecht